Exhibit 99.1

                             Financial Update by CFO

                                 March 24, 2005


         As is usual for the third month of a quarter, we currently have quite a few systems in various stages of installation and test at customer sites. Depending on the amount of time it takes to complete these efforts, acceptance and revenue could occur either this quarter or next. Overall, we are still anticipating revenue for 1Q05 to be flat to down 10% sequentially from 4Q04. Gross margin still looks to be in a range of 45%-47%, based on the projected product mix for the quarter. Operating margin for 1Q05 still looks to be in a range of (5%) to (10%). Earnings per share (diluted) for 1Q05 are still projected in a range of $0.00-($0.10). Cash flow is still expected to be negative, as we continue to fund efforts needed in ramping up activities for our laser processing commitments, in addition to an expected increase in accounts receivable due to non-linear shipments during the quarter.

         For the full year of 2005, the comments made in the 4Q04 earnings release teleconference call and last month's CFO update also appear to remain valid. The company could achieve annual revenue growth on the order of 20%-25% compared with 2004, with the first half being rather flat compared with 4Q04 revenue and the second half seeing greater growth. Gross margin for the year still looks to be around 48%-49%, based on the projected product mix for the year. Operating margin for the year continues to look to be in a range of about 5%-7%. The projected tax rate for the year still looks to be about 10%, driven primarily by corporate income taxes on the company's operations in Japan. Earnings per share (diluted) for the year are still projected in a range of $0.35-$0.45. Cash flow for the year is still anticipated to be positive.


Safe Harbor Statement
---------------------

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2004.